Mr. Pietro Bordolatti
Via facsimile 305-467-6462

                                                                  April 23, 1999

Dear Pietro:

      I received back your signed copy by fax of the Stock Purchase Agreement today. Please note that Contessa will probably need to file a document with the SEC which describes this transaction as Contessa is a public company. As a result, the timetable for closing set out in the document is probably too ambitious as a closing will be delayed pending the SEC's processing of our filing. I would therefore like to amend Section 2 of the document you signed so that the first sentence reads as follows:

      "The closing of the purchase and sale of the GBR Shares and the Contessa Shares shall be deferred until compliance with all SEC rules and regulations has occurred."

      Please sign below and fax back to me that you understand that closing will be delayed.

                                          Very truly yours,


                                          Peter F. Wojnar

I understand that the closing of the stock sales shall be delayed as described above and agree to such extension of the closing date.

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Pietro Bortolatti